Exhibit 2.4

ANTI-DILUTION AGREEMENT

THIS AGREEMENT is dated as of the 10th day of October, 2002.

BETWEEN:

EVEOLUTION VENTURES INC. Suite 2393 — 595 Burrard Street Vancouver, B.C. V7X 1K8 Canada

(hereinafter called “EVE”)

OF THE FIRST PART

AND:

The parties listed in Schedule “A”

(herein, collectively, the “BCMC Shareholders”) or individually, a “BCMC Shareholder”)

OF THE SECOND PART

WHEREAS:

A.     Pursuant to an agreement (the “Representation Agreement”) dated as of October 10, 2002, EVE agreed to enter into this Anti-Dilution Agreement effective upon the Closing (as defined in the Representation Agreement);

B.     The parties wish to enter into this Anti-Dilution Agreement for the purpose of granting to each of the BCMC Shareholders the anti-dilution right to maintain their respective interest in the common shares of EVE as of the Closing of the Merger and on completion of the Financing (the Merger and Financing being, in this context only, as defined in the Representation Agreement) (the “Initial Interest”), in the event that EVE carries out one or more Financings at any time within two years after the Closing;

NOW THEREFORE in consideration of the premises and of the covenants and provisions herein contained, the parties hereto agree as follows:

1. Defined terms

For the purpose of this Agreement, the following terms have the meaning ascribed to them:

(a)	“Anti-Dilution Right” has the meaning given to it in section 2.1;

(b)	“Common Shares” means common shares in the capital of EVE;

(c)	“Financing” means an offering of Securities for cash by EVE during the Term of this Agreement to persons who do not include all of the BCMC Shareholders; provided that the following issuances are excluded:

(i)	any grant of any incentive stock options to, or the exercise of such options by, any director, officer, employee, consultant or other service provider; and

(ii)	any grant of or exercise of any option or warrants to any investment dealers in respect of any Financing contemplated hereby;

(d)	“Pro Rata Share” means the percentage of the Securities offered under a Financing that a BCMC Shareholder can exercise his Anti-Dilution Right hereunder to purchase, which shall be equal to the Initial Interest for each BCMC Shareholder;

(e)	“Securities” means Common Shares, or securities convertible or exchangeable for Common Shares, or securities which grant the right to purchase Common Shares; and

(f)	“Term of this Agreement” means two years from the date of the Closing, unless terminated earlier in accordance with Section 7.

2. Grant of Anti-Dilution Right

2.1 Effective as of the Closing, EVE grants to each BCMC Shareholder the non-transferable right to purchase (the “Anti-Dilution Right”) the BCMC Shareholder’s Pro Rata Share of the Securities offered under any Financing during the Term of this Agreement.

2.2 If EVE wishes to carry out a Financing, it shall give all of the BCMC Shareholders written notice of the Financing (the “Notice of Issue”), in the form attached as Schedule “B”.

3. Exercise of Anti-Dilution Right

3.1 Each of the BCMC Shareholders shall have the right, for a period of 10 business days from the receipt of each Notice of Issue, to agree to purchase from EVE up to the BCMC Shareholder’s Pro Rata Share of the Securities being offered in the Financing.

3.2 The right shall be exercised by delivery of a written notice of exercise (the “Notice of Exercise”) in the form attached as Schedule “C” confirming that the BCMC Shareholder wishes to exercise such right and specifying the number of Securities that the BCMC Shareholder wishes to purchase.

3.3 The purchase price for the Securities which may be acquired by each of the BCMC Shareholders shall be the same as the price or the cash equivalent described in the Notice of Issue, or as determined under Section 4.1, and shall be paid to EVE by bank draft or certified cheque against the delivery of a certificate or certificates to each of the BCMC Shareholders representing the Securities at the time of issuance of Securities described in the Notice of Issue.

3.4 If a BCMC Shareholder fails to exercise its Anti-Dilution Right in respect of any Financing, the Anti-Dilution Right will not terminate in respect of any subsequent Financing provided that this Agreement has not been terminated as provided by Section 7.

4. Arbitration of cash equivalent

4.1 If the Notice of Issue contains EVE’s good faith estimate of the cash equivalent consideration and if a BCMC Shareholder disagrees with EVE’s estimate, such BCMC Shareholder shall so notify EVE and shall, in such notice, specify what it considers in good faith the fair cash equivalent to be and the resulting total purchase price.

4.2 If such BCMC Shareholder so notifies EVE and EVE does not agree with the estimate of such BCMC Shareholder, the parties hereto agree that the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and shall be payable by such BCMC Shareholder within thirty (30) days following its determination by arbitration.

5. Reclassifications, reorganizations, etc.

In the case of any reclassification of the Common Shares of EVE then outstanding pursuant to a merger, amalgamation or otherwise (other than a change in par value, or as a result of a sub-division or consolidation), EVE or the successive corporation formed by amalgamation or merger, and each of the BCMC Shareholders shall execute and deliver a supplemental agreement providing that each of the BCMC Shareholders shall have the right thereafter to purchase the kind and amount of common shares upon such reclassification, change, amalgamation or merger. The above provisions shall similarly apply to successive reclassifications, changes, amalgamations or mergers.

6. Agreement subject to approvals

The performance by EVE of its obligations hereunder is subject to the prior receipt of all necessary regulatory approvals as may be required from time to time and EVE agrees to use its best efforts to seek and obtain all such approvals.

7. Term and termination

This Agreement shall terminate and be of no further force and effect at 4:00 p.m. (Vancouver time) on the date that is two years after the Closing Date (as defined in the Representation Agreement); provided, however, that if the Closing does not occur on or before March 15, 2003, this Agreement shall terminate on that date unless the parties otherwise agree in writing.

8. Notices

Notices hereunder shall be given in writing and shall be sent by fax, e-mail or by delivery to:

to:	EVEOLUTION VENTURES INC. Suite 410 — 625 Howe Street Vancouver, B.C. V6C 2T6 Attention: President Telecopier No.: (604) 689-1978

to:	Each of the BCMC Shareholders to the addresses set out in Schedule “A”

any notice given by fax or e-mail shall be deemed to have been given on the day on which it is transmitted; and any notice given by delivery shall be deemed to have been given on the date of actual delivery.

9. General

9.1 This Agreement constitutes the entire agreement among the parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

9.2 If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement has been executed without the invalid or unenforceable provision.

9.3 No consent or waiver, express or implied, by any party to, or of any breach or default by any other party of any or all of its obligations under, this Agreement will:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this Section;

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this Section in any other or subsequent instance.

9.4 This Agreement may not be amended except in writing signed by the parties.

9.5 This Agreement is and will be deemed to have been made in British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia and the rights and remedies of the parties will be determined in accordance with those laws.

9.6 Each of the parties irrevocably attorns to the jurisdiction of the courts of British Columbia and all courts having appellate jurisdiction thereover and agrees that any proceeding commenced or maintained in respect of or arising as a consequence of this Agreement will be commenced or maintained only in such of those Courts as is appropriate.

9.7 This Agreement will enure to the benefit of and be binding upon the respective legal representatives successors and permitted assigns of the parties.

9.8 Each party will, at its own expense and without expense to any other party, execute and deliver such further agreements and other documents and do such further acts and things as any other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

9.9 This Agreement and any other writing delivered pursuant hereto may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

9.10 Time will be of the essence of this Agreement.

IN WITNESS the parties hereto have executed this Agreement the day and year first above written.

EVEOLUTION VENTURES INC.

Per:	“Catherine McLeod-Seltzer”

WILLIAM DOWD, WILLIAM L. EDWARDS, R.G. FANELLI, RICHARD JAY KOGAN, LOWELL FAMILY LIMITED PARTNERSHIP, FRANCIS R. McALLISTER, KEVIN MORANO, MK GOLD COMPANY, KEITH & MARJORIE LLOYD, RICHARD de J. OSBORNE, WILLIAM L. PAUL III, CHRISTOPHER F. SCHULTZ, CHARLES B. SMITH, JAMES WOOD, KAREN SWARTHOUT, GERALD D. VAN VOORHIS, MARY LOU VAN VOORHIS, KEVIN P. MORANO, J. DAVID LOWELL AS TRUSTEE OF THE LOWELL FAMILY TRUST, DAVID F. VOLKERT and CYNTHIA A. BEARDSLEY

By:	“Andrew Swarthout”

Andrew T. Swarthout, individually and as Attorney in Fact
for each of the above persons pursuant to a Power of Attorney dated May 6, 2002

SCHEDULE “A”

Name and City of Residence of BCMC Shareholder
(e-mail address/fax no.)

Andrew T. Swarthout & Karen Swarthout
Tucson, AZ
atswart@aol.com

Gerald D. Van Voorhis & Mary Lou Van Voorhis
Park City, UT
gvanv@att.net

Kevin P. Morano
Pennington, NJ
KMorano@lumenis.com

Lowell Family Trust
Rio Rico, AZ
Lowminex@dakotacom.net

David F. Volkert & Cynthia A. Beardsley
Lima, Peru
dvolkert@millicom.com.pe

William Dowd
Westfield, NJ
wdowd@comcast.net

William L. Edwards
Palo Alto, CA
Fax: 650-325-5028

R.G. Fanelli
Madison, CT
r.fanelli@att.net

Richard Jay Kogan
Short Hills, NJ
richard.kogan@schering-plough.com

Lowell Family Limited Partnership
Rio Rico, AZ
Lowminex@dakotacom.net

Francis R. McAllister
Mesquite, NV
fmrm@sisna.com

MK Gold Company
Salt Lake City, UT
dbabinchak@mkgold.com

Keith & Marjorie Lloyd
St. Peter Port, Guernsey

lloydkeith00@hotmail.com

Richard deJ. Osborne
New York, NY
rdejo@bellatlantic.net

William L. Paul III
Akoharetta, GA
WParcher1@aol.com

Christopher F. Schultz
Brooklyn, NY
chripp@msn.com

Charles B. Smith
Mesa, AZ
User240546@aol.com

James Wood
Saddle River, NJ
Emelillo1@aol.com

SCHEDULE “B”

NOTICE OF ISSUE

TO: • [Insert Name of BCMC Shareholder]

This Notice of Issue is provided in accordance with the terms of the agreement dated as of October 10, 2002 (the “Anti-Dilution Agreement”) between EVEolution Ventures Inc. (now Bear Creek Mining Corporation) (“Bear Creek”) and among others. The terms with initial capital letters used in this Notice of Issue will have the same meanings as ascribed to them in the Anti-Dilution Agreement in accordance with Section 3.1.

Please accept this as notice that Bear Creek proposes to issue Securities in respect of a Financing and provides you with the following information in accordance with Section 3.1:

(a)	Your Initial Interest is _____%

(b)	The number of Securities proposed to be issued in respect of the Financing is: _____________________________________________________________________;

(c)	The price or consideration at or for which the Securities are to be issued is: _____________________________________________________________________;

(d)	The number of Securities you are entitled to purchase under this Financing is: _____________________________________________________________________;

(e)	The anticipated date on which such Securities are to be issued is: _____________________________________________________________________;

(f)	If the Securities are to be issued for consideration other than cash, Bear Creek’s good faith estimate of the cash equivalent of the non-cash consideration is:

Not Applicable or _______________________________________________________;

(g)	Any other terms of the proposed issuance:

None or ______________________________________________________________;

If you wish to exercise your right you have a period of ten (10) days from receipt of this notice to purchase from Bear Creek up to that number of Securities as specified herein by delivery of written notice of exercise in the form attached as Schedule “C” to the Anti-Dilution Agreement.

If you have any further questions regarding this matter, please do not hesitate to contact Andrew T. Swarthout.

DATED this _____ day of ____________________, 200____.

BEAR CREEK MINING CORPORATION
(FORMERLY EVEOLUTION VENTURES INC.)

Per: _________________________________

SCHEDULE “C”

NOTICE OF EXERCISE

TO: Bear Creek Mining Corporation (formerly EVEolution Ventures Inc.)

This Notice of Exercise is provided in accordance with the terms of the agreement dated as of October 10, 2002 (the “Anti-Dilution Agreement”) between EVEolution Ventures Inc. (now Bear Creek Mining Corporation) (“Bear Creek”) and among others. The terms with initial capital letters used in this Notice of Issue will have the same meanings as ascribed to them in the Anti-Dilution Agreement in accordance with Section 4.1.

The undersigned hereby agrees to exercise its right pursuant to the Anti-Dilution Agreement to purchase Securities on the terms set forth in the Notice of Issue attached hereto (attach a copy of the Notice of Issue in respect of which this Notice of Exercise is being given).

The undersigned directs that the Securities are to be delivered as follows:

NAME	ADDRESS	NO. OF SECURITIES

______________________________	______________________________	______________________________

______________________________	______________________________	______________________________

______________________________	______________________________	______________________________

______________________________	______________________________	______________________________

DATED this ______ day of ___________________, 200____.

____________________________________
Signature

____________________________________
Name (Please print)

____________________________________

____________________________________
Address